VALENTIS, INC.

FOR IMMEDIATE RELEASE

VALENTIS, INC. AND URIGEN N.A., INC. ANNOUNCE THE FILING OF A REGISTRATION STATEMENT RELATING TO THEIR PROPOSED MERGER TRANSACTION

BURLINGAME, California (February 7, 2007) — Urigen N.A., Inc., a specialty pharmaceutical company focusing on urological disorders, and Valentis, Inc. (NASDAQ: VLTS) today announced that in connection with their proposed merger transaction, a registration statement on Form S-4 was filed by Valentis on February 5, 2007 with the Securities and Exchange Commission, or the SEC.

The registration statement includes a preliminary joint proxy statement and prospectus.  After the SEC completes its review of the registration statement, a definitive joint proxy statement and prospectus will be filed with the SEC and will be sent to Valentis’ and Urigen’s respective stockholders prior to holding any meeting to vote on the proposed merger and related transactions. Valentis and Urigen currently anticipate holding their respective stockholders’ meetings to approve the proposed merger and related transactions on or about March 28, 2007. Depending upon the SEC’s review of the registration statement and other factors, the date for the respective stockholders’ meetings of Valentis and Urigen may be subject to change.

The boards of directors of Valentis and Urigen have each unanimously approved the merger agreement and the transactions contemplated thereby. The proposed merger transaction is subject to customary closing conditions as outlined in the registration statement.

Where to Find Additional Information about the Proposed Merger Transaction

In connection with the proposed merger transaction, Valentis has filed with the SEC a registration statement on Form S-4 which contains a preliminary joint proxy statement and prospectus. The registration statement on Form S-4 has not been declared effective by the SEC. Investors and security holders of Valentis and Urigen are urged to read the joint proxy statement/prospectus (including any amendments or supplements thereto) and any other relevant materials regarding the proposed merger transaction (when they become available) because they contain or will contain important information about Valentis, Urigen and the proposed merger transaction. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Valentis with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Valentis by contacting Valentis Investor Relations at ir@valentis.com, via telephone at (650) 697-1900 or via Valentis’ website at www.valentis.com. Investors and security holders are urged to read the joint proxy statement/prospectus and any other relevant materials (when they become available) before making any voting or investment decision with respect to the proposed merger transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Valentis and its directors and executive officers and Urigen and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Valentis and Urigen in connection with the proposed merger transaction. Information regarding the special interests of these directors and executive officers in the proposed merger transaction is included in the joint proxy statement/prospectus referred to above.

About Urigen

Urigen is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen’s two lead programs target significant unmet medical needs and major market opportunities in urology. Urigen’s URG101 project targets chronic pelvic pain of bladder origin (CPP) which affects approximately 10.5 million men and women in North America. Urigen’s URG301 project targets acute urgency in patients diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. URG301 is a proprietary dosage form of an approved drug that is locally delivered to control urinary urgency. For further information, please visit Urigen’s website at www.urigen.com.

About Valentis

Valentis is a biotechnology company that was engaged in the development of innovative products for peripheral arterial disease, or PAD. On July 11, 2006, Valentis announced that no statistically significant difference was seen in the primary endpoint or any of the secondary endpoints in its Phase IIb clinical trial of VLTS 934 in PAD. Valentis is assessing strategic opportunities that may be available to it, including the sale or the above noted merger of its business and the sale or licensing of certain of its assets.

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. Valentis and Urigen have based these forward-looking statements on current expectations, assumptions, estimates and projections. While Valentis and Urigen believe that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond their respective control. In particular, these risks and uncertainties include, without limitation, the risk that Valentis and Urigen may not be able to complete the proposed merger transaction, the risk that Nasdaq will not approve the listing of the combined company’s shares for trading on a Nasdaq stock market or that the combined company will not be able to meet the continued listing requirements after the closing of the merger transaction and the risk that the combined company may not achieve the benefits expected from the merger transaction. These and other important factors, including those discussed in Valentis’ Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, as filed with the SEC, may cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, investors and securityholders are cautioned not to place undue reliance on such forward-looking statements. Valentis and Urigen do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

Contacts:

Urigen N.A., Inc.	The Investor Relations Group
Martin Shmagin	Investor Relations: Adam Holdsworth/Katrine
Chief Financial Officer	Winther-Olesen
Phone: 415-971-1080	Media Contacts: Bill Douglass/Rachel Anscher
www.urigen.com	Phone: 212-825-3210

Valentis, Inc.
Benjamin F. McGraw, III
President and Chief
Executive Officer
(650) 697-1900 x210
IR@valentis.com